Exhibit 99.1

Intercontinental Exchange Agrees to Acquire TMC Bonds

ATLANTA / NEW YORK - May 29, 2018 - Intercontinental Exchange (NYSE:ICE), a leading operator of global exchanges and clearing houses and provider of data and listings services, today announced that it has entered into an agreement to acquire TMC Bonds LLC for $685 million in cash. The transaction is expected to close in the second half of 2018, subject to customary regulatory and anti-trust approvals, and is not expected to materially impact 2018 financial results or capital returns.

Established in 2000, TMC Bonds is a premier fixed income marketplace, supporting anonymous trading across multiple protocols, including click-to-trade and request-for-quote (RFQ) in various asset classes including Municipals, Corporates, Treasuries, Agencies and Certificates of Deposit.

“TMC Bonds will offer a new and complementary access point to liquidity for our customers and expand our portfolio of diverse solutions in the global fixed income markets across analytics, execution and post-trade,” said ICE President Benjamin Jackson. “As the fixed income markets continue to automate and migrate to electronic trading, ICE’s trading and data infrastructure offer customers more choices to access liquidity, conduct price discovery and manage risk in more efficient ways.”

“By leveraging both ICE’s expansive reach and breadth of data and analytics, TMC’s clients will have access to workflow solutions far superior to what’s currently available in the market,” added Thomas Vales, TMC’s Chief Executive Officer.

A respected leader in the municipal bond space, TMC Bonds will operate alongside ICE’s fixed income trading and data solutions.

ICE’s financial advisors were BofA Merrill Lynch and Citi and legal advisors were Shearman & Sterling LLP and Morgan, Lewis & Bockius LLP. TMC’s financial advisor was Broadhaven Capital Partners, LLC and legal advisor was WilmerHale.

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) is a Fortune 500 and Fortune Future 50 company formed in the year 2000 to modernize markets. ICE serves customers by operating the exchanges, clearing houses and information services they rely upon to invest, trade and manage risk across global financial and commodity markets. A leader in market data, ICE Data Services serves the information and connectivity needs across virtually all asset classes. As the parent company of the New York Stock Exchange, the company raises more capital than any other exchange in the world, driving economic growth and transforming markets.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at http://www.intercontinentalexchange.com/terms-of-use. Key Information Documents for certain products covered by the EU Packaged Retail and Insurance-based Investment Products Regulation can be accessed on the relevant exchange website under the heading “Key information Documents (KIDS)”.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 7, 2018.

SOURCE: Intercontinental Exchange

ICE- CORP

Media Contact:
Damon Leavell
Damon.Leavell@theice.com
212-323-8587

Investor Contact:
Warren Gardiner
Warren.Gardiner@theice.com
770-835-0114